UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Mary Lee Sparks
        2438 Campbell Road, N.W.
        Albuquerque, New Mexico 87104
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        November 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





                                          Table I -- Non-Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned

                                                                                     5. Amount of
                                                                                       Securities     6.  Owner-
                     2. Trans-                                                        Beneficially    ship Form:       7.  Nature of
                        action                                                        Owned at End    Direct (D)        Indirect
       1.  Title of      Date     3. Transaction    4.  Securities Acquired (A) or      of Month      or Indirect       Beneficial
         Security      (Month /     Code                    Disposed of (D)           (Instr. 3       (I)               Ownership
        (Instr. 3)    Day/Year)      (Instr. 8)           (Instr. 3, 4 and 5)          and 4)         (Instr. 4)        (Instr. 4)

                                   Code       V     Amount   (A)or(D)      Price

      Class A        11/05/98     S                 4,615    D           35.75                        I              By Barbara S.
      Common Stock                                                                                                   Federico 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998
                     11/05/98     S                 3,077    D           35.50                        I              By Barbara S.
                                                                                                                     Federico 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated
                                                                                                                     October 27,
                                                                                                                     1998

                     11/06/98     S                 3,846    D           35.00                        I              By Barbara S.
                                                                                                                     Federico 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 1,923    D           35.25                        I              By Barbara S.
                                                                                                                     Federico 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 1,538    D           35.50                        I              By Barbara S.
                                                                                                                     Federico 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 231      D           36.50       234,770 (1)      I              By Barbara S.
                                                                                                                     Federico 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/05/98     S                 4,615    D           35.75                        I              By Anne S.
                                                                                                                     Whitten 1998
                                                                                                                     Spouse
                                                                                                                     NIM-CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/05/98     S                 3,077    D           35.50                        I              By Anne S.
                                                                                                                     Whitten 1998
                                                                                                                     Spouse
                                                                                                                     NIM-CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998






                                                                                     5. Amount of
                                                                                       Securities     6.  Owner-
                     2. Trans-                                                        Beneficially    ship Form:       7.  Nature of
                        action                                                        Owned at End    Direct (D)        Indirect
       1.  Title of      Date     3. Transaction    4.  Securities Acquired (A) or      of Month      or Indirect       Beneficial
         Security      (Month /     Code                    Disposed of (D)           (Instr. 3       (I)               Ownership
        (Instr. 3)    Day/Year)      (Instr. 8)           (Instr. 3, 4 and 5)          and 4)         (Instr. 4)        (Instr. 4)

                                   Code       V     Amount   (A)or(D)      Price

                     11/06/98     S                 3,846    D           35.00                        I              By Anne S.
                                                                                                                     Whitten 1998
                                                                                                                     Spouse
                                                                                                                     NIM-CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 1,923    D           35.25                        I              By Anne S.
                                                                                                                     Whitten 1998
                                                                                                                     Spouse
                                                                                                                     NIM-CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 1,539    D           35.50                        I              By Anne S.
                                                                                                                     Whitten 1998
                                                                                                                     Spouse
                                                                                                                     NIM-CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 230      D           36.50       184,770 (2)      I              By Anne S.
                                                                                                                     Whitten
                                                                                                                     1998 Spouse
                                                                                                                     NIM-CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/05/98     S                 4,615    D           35.75                        I              By John W.
                                                                                                                     Sparks
                                                                                                                     1998 Spouse
                                                                                                                     CRUT dated
                                                                                                                     October 27,
                                                                                                                     1998

                     11/05/98     S                 3,077    D           35.50                        I              By John W.
                                                                                                                     Sparks 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 3,846    D           35.00                        I              By John W.
                                                                                                                     Sparks 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 1,923    D           35.25                        I              By John W.
                                                                                                                     Sparks 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                                                                                     5. Amount of
                                                                                       Securities     6.  Owner-
                     2. Trans-                                                        Beneficially    ship Form:       7.  Nature of
                        action                                                        Owned at End    Direct (D)        Indirect
       1.  Title of      Date     3. Transaction    4.  Securities Acquired (A) or      of Month      or Indirect       Beneficial
         Security      (Month /     Code                    Disposed of (D)           (Instr. 3       (I)               Ownership
        (Instr. 3)    Day/Year)      (Instr. 8)           (Instr. 3, 4 and 5)          and 4)         (Instr. 4)        (Instr. 4)

                                   Code       V     Amount   (A)or(D)      Price

                     11/06/98     S                 1,539    D           35.50                        I              By John W.
                                                                                                                     Sparks 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 231      D           36.50       159,769 (3)      I              By John W.
                                                                                                                     Sparks 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/05/98     S                 4,616    D           35.75                        I              By Christina
                                                                                                                     S. Duncan 1998
                                                                                                                     Spouse
                                                                                                                     CRUT dated
                                                                                                                     October
                                                                                                                     27, 1998

                     11/05/98     S                 3,076    D           35.50                        I              By Christina
                                                                                                                     S. Duncan 1998
                                                                                                                     Spouse
                                                                                                                     CRUT dated
                                                                                                                     October
                                                                                                                     27, 1998

                     11/06/98     S                 3,847    D           35.00                        I              By Christina
                                                                                                                     S. Duncan 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 1,923    D           35.25                        I              By Christina
                                                                                                                     S. Duncan 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 1,539    D           35.50                        I              By Christina
                                                                                                                     S. Duncan 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                     11/06/98     S                 230      D           36.50       234,769 (4)      I              By Christina
                                                                                                                     S. Duncan 1998
                                                                                                                     Spouse CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                                                                                     5. Amount of
                                                                                       Securities     6.  Owner-
                     2. Trans-                                                        Beneficially    ship Form:       7.  Nature of
                        action                                                        Owned at End    Direct (D)        Indirect
       1.  Title of      Date     3. Transaction    4.  Securities Acquired (A) or      of Month      or Indirect       Beneficial
         Security      (Month /     Code                    Disposed of (D)           (Instr. 3       (I)               Ownership
        (Instr. 3)    Day/Year)      (Instr. 8)           (Instr. 3, 4 and 5)          and 4)         (Instr. 4)        (Instr. 4)

                                   Code       V     Amount   (A)or(D)      Price

                     11/24/98     S                 948      D           33.75                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Anne Romayne
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                     11/24/98     S                 658      D           33.94                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Anne Romayne
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                     11/24/98     S                 1,580    D           33.88                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Anne Romayne
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                     11/24/98     S                 1,264    D           34.25       150,224          I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Anne Romayne
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                     11/24/98     S                 948      D           33.75                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                                                                                     5. Amount of
                                                                                       Securities     6.  Owner-
                     2. Trans-                                                        Beneficially    ship Form:       7.  Nature of
                        action                                                        Owned at End    Direct (D)        Indirect
       1.  Title of      Date     3. Transaction    4.  Securities Acquired (A) or      of Month      or Indirect       Beneficial
         Security      (Month /     Code                    Disposed of (D)           (Instr. 3       (I)               Ownership
        (Instr. 3)    Day/Year)      (Instr. 8)           (Instr. 3, 4 and 5)          and 4)         (Instr. 4)        (Instr. 4)

                                   Code       V     Amount   (A)or(D)      Price

                     11/24/98     S                 658      D           33.94                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                     11/24/98     S                 1,580    D           33.88                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                     11/24/98     S                 1,264    D           34.25       150,224          I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                     11/24/98     S                 504      D           33.75                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                     11/24/98     S                 349      D           33.94                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                     11/24/98     S                 840      D           33.88                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                                                                                     5. Amount of
                                                                                       Securities     6.  Owner-
                     2. Trans-                                                        Beneficially    ship Form:       7.  Nature of
                        action                                                        Owned at End    Direct (D)        Indirect
       1.  Title of      Date     3. Transaction    4.  Securities Acquired (A) or      of Month      or Indirect       Beneficial
         Security      (Month /     Code                    Disposed of (D)           (Instr. 3       (I)               Ownership
        (Instr. 3)    Day/Year)      (Instr. 8)           (Instr. 3, 4 and 5)          and 4)         (Instr. 4)        (Instr. 4)

                                   Code       V     Amount   (A)or(D)      Price

                     11/24/98     S                 672      D           34.25                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                     11/25/98     S                 835      D           33.25                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                     11/25/98     S                 835      D           33.75                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                     11/30/98     S                 36       D           30.94                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                     11/30/98     S                 126      D           31.13                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                     11/30/98     S                 190      D           31.50                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                                                                                     5. Amount of
                                                                                       Securities     6.  Owner-
                     2. Trans-                                                        Beneficially    ship Form:       7.  Nature of
                        action                                                        Owned at End    Direct (D)        Indirect
       1.  Title of      Date     3. Transaction    4.  Securities Acquired (A) or      of Month      or Indirect       Beneficial
         Security      (Month /     Code                    Disposed of (D)           (Instr. 3       (I)               Ownership
        (Instr. 3)    Day/Year)      (Instr. 8)           (Instr. 3, 4 and 5)          and 4)         (Instr. 4)        (Instr. 4)

                                   Code       V     Amount   (A)or(D)      Price

                     11/30/98     S                 45       D           31.25                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                     11/30/98     S                 18       D           31.31       150,224          I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                     11/30/98     S                 5        D           30.94                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     John Woodruff
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                     11/30/98     S                 15       D           31.13                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     John Woodruff
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                     11/30/98     S                 24       D           31.50                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     John Woodruff
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                     11/30/98     S                 5        D           31.25                        I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     John Woodruff
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                                                                                     5. Amount of
                                                                                       Securities     6.  Owner-
                     2. Trans-                                                        Beneficially    ship Form:       7.  Nature of
                        action                                                        Owned at End    Direct (D)        Indirect
       1.  Title of      Date     3. Transaction    4.  Securities Acquired (A) or      of Month      or Indirect       Beneficial
         Security      (Month /     Code                    Disposed of (D)           (Instr. 3       (I)               Ownership
        (Instr. 3)    Day/Year)      (Instr. 8)           (Instr. 3, 4 and 5)          and 4)         (Instr. 4)        (Instr. 4)

                                   Code       V     Amount   (A)or(D)      Price

                     11/30/98     S                 1        D           31.31       154,624          I              By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal
                                                                                                                     Income Trust
                                                                                                                     for the
                                                                                                                     Benefit of
                                                                                                                     John Woodruff
                                                                                                                     Sparks
                                                                                                                     dated April
                                                                                                                     20, 1990

                                                                                     75,000 (5)       I              By John W.
                                                                                                                     Sparks 1998
                                                                                                                     Spouse
                                                                                                                     NIM-CRUT
                                                                                                                     dated October
                                                                                                                     27, 1998

                                                                                     22,360 (6)       D
                                                                                     22,360 (7)       D

                                                                                     22,359 (8)       D

                                                                                     22,359 (9)       D
                                                                                     196,678          D

                                                                                     332,209 (10)     I              By Trust
                                                                                                                     Agreement
                                                                                                                     dated May 13,
                                                                                                                     1978
                                                                                                                     f/b/o Mary Lee
                                                                                                                     Sparks
/TABLE





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)


                                                                                                    9.
                                                5.                                              Number of      10.
                                              Number                                            Deriva-     Owner-        11.
                                             of Deriv-                                          tive        ship Form   Nature
                                             ative Se-                                          Securi-     of Deriva-  of Indi-
                     2.        3.            curities                     7.                    ties        tive        rect
                 Conversion Trans-     4.    Acquired        6.        Title and                Benefi-     Security:   Benefi-
        1.       or         action  Trans-   (A) or      Date Exer-    Amount of       8.       cially      Direct (D)  cial
     Title of    Exercise   Date    action   Disposed    cisable and   Underlying   Price of    Owned at    or Indi-    Owner-
     Derivative  Price of   (Month/ Code     of (D)      Expiration    Securities   Derivative  End of      rect        ship
     Security    Derivative Day/    (Instr.  (Instr. 3,  Date (Month/  (Instr. 3    Security    Month       (I)         (Instr.
     (Instr. 3)  Security   Year)   8)       4 and 5)    Day/Year)     and 4)       (Instr. 5)  (Instr. 4)  (Instr. 4)  4)
     ----------  ---------- ------- -------  ----------  ------------  ----------    ----------  ----------  ----------  -------
                                    Code  V  (A)   (D)   Date    Expir- Title  Amount
                                                         Exer-   ation          or
                                                         cisable Date          Number
                                                                               of Shares

     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer s Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by any of the other joint filers.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Barbara S. Federico. These shares were distributed to Barbara S. Federico on October 27, 1998 from the Trust named for Barbara S. Federico created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Barbara
             S. Federico 1998 Spouse CRUT dated October 27, 1998. These shares are not subject to Ms. Federico s agreement with the other members of the 13(d) group referred to in Item 6 above.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Anne S. Whitten. These shares were distributed to Anne S. Whitten on October 27, 1998 from the Trust named for Anne S. Whitten created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Anne S. Whitten 1998 Spouse NIM-CRUT dated October 27, 1998. These shares are not subject to Ms. Whitten s agreement with the other members of the 13(d) group referred to in Item 6 above.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by John W. Sparks. These shares were distributed to John W. Sparks on October

             27, 1998 from the Trust named for John W. Sparks created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the John W. Sparks 1998 Spouse CRUT dated October 27, 1998. These shares are not subject to Mr. Sparks agreement with the other members of the 13(d) group referred to in Item 6 above.

        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Christina S. Duncan. These shares were distributed to Christina S. Duncan on October 27, 1998 from the Trust named for Christina S. Duncan created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Christina S. Duncan 1998 Spouse CRUT dated October 27, 1998. These shares are not subject to Ms. Duncan s agreement with the other members of the 13(d) group referred to in Item 6 above.

        (5) Beneficially owned for purposes of Rule 16a-1(a)(2) by John W. Sparks. These shares were distributed to John W. Sparks on October 27, 1998 from the Trust named for John W. Sparks created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the John W. Sparks 1998 Spouse NIM-CRUT dated October 27, 1998. These shares are not subject to Mr. Sparks agreement with the other members of the 13(d) group referred to in Item 6 above.

        (6)  Beneficially owned for purposes of Rule 16a-1(a)(2) by John W.
             Sparks.

        (7) Beneficially owned for purposes of Rule 16a-1(a)(2) by Barbara S. Federico.

        (8) Beneficially owned for purposes of Rule 16a-1(a)(2) by Christina S. Duncan

        (9) Beneficially owned for purposes of Rule 16a-1(a)(2) by Anne S. Whitten.

        (10) Beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks. These shares are no longer beneficially owned by Christina
             S. Duncan as a result of her resignation as trustee of the Trust.


   SIGNATURE OF REPORTING PERSON:



   Mary Lee Sparks





                              JOINT FILER INFORMATION

   Name: Anne S. Whitten

   Address: 38 Goodhue Road, Windham, New Hampshire 03087

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: Anne S. Whitten





                              JOINT FILER INFORMATION

   Name: Barbara S. Federico

   Address: 4840 Ashville Bay Road, Ashville, New York 14710

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: Barbara S. Federico





                              JOINT FILER INFORMATION

   Name: Christina S. Duncan

   Address:  194 North Bald Hill Road, New Canaan, Connecticut 06840

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: Christina S. Duncan





                              JOINT FILER INFORMATION

   Name: John W. Sparks

   Address: 229 Saavedra, S.W., Albuquerque, New Mexico 87105

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: John W. Sparks



   DATE: December __, 1998